UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 14, 2006

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In response to certain questions, Hawaiian Holdings, Inc. (the “Company”) is providing the following information to supplement the disclosures in Note 5 to the Company’s consolidated financial statements for the year ended December 31, 2005 and to clarify certain matters relating to jet fuel forward contracts entered into by its sole operating subsidiary, Hawaiian Airlines, Inc. (“Hawaiian”).

Since May 2005, Hawaiian has entered into jet fuel forward contracts with a single counterparty. From June 2, 2005, when the Company reconsolidated Hawaiian for financial reporting purposes, until August 31, 2005, the jet fuel contracts did not qualify as hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). On September 1, 2005, all jet fuel forward contracts held on that date were designated as hedges, with an effective price based on the September 1, 2005 spot price, irrespective of the settlement price of the specific contracts. The spot prices on September 1, 2005 were $2.25 for Los Angeles based jet fuel forward contracts and $1.99 for Singapore based jet fuel forward contracts. Additionally, during September 2005, Hawaiian entered into additional jet fuel forward contracts that did not qualify as hedges under SFAS 133 until October 13, 2005, at which point the Company designated the jet fuel forward contracts as hedges, with an effective price based on the October 13, 2005 spot price, irrespective of the settlement price of the specific contracts. The spot prices on October 13, 2006 were $2.09 for Los Angeles based jet fuel forward contracts and $1.86 for Singapore based jet fuel forward contracts.

Accordingly, the economic value of Hawaiian’s jet fuel forward contracts entered into during 2005 will not be recognized as an equivalent reduction in fuel expense during the designated periods, rather the expense savings resulting from such forward contracts (and/or expense increases in the event of a reduction of spot prices below the settlement price) will be reduced (or in the event of a loss, increased) by the corresponding portion of the amount of unrealized gain previously recorded in 2005 as a component of non-operating income.

The table below reflects Hawaiian’s jet fuel forward contract position as of April 13, 2006:

	Average Forward Contract Designation Price Per Gallon(1)	Average Settlement Price of Forward Contract	Gallons Purchased Forward	Percentage of Quarterly Consumption Purchased Forward
			(thousands)
First Quarter 2006	$2.125	$1.667	12,348	45%
Second Quarter 2006	$1.992	$1.733	16,254	59%
Third Quarter 2006	$2.052	$2.024	11,970	42%
Fourth Quarter 2006	$1.923	$2.042	2,730	10%

(1) Designation prices are based on spot prices on the date of designation of the applicable jet fuel forward contracts.

Hawaiian’s jet fuel operating expense in a particular period will reflect the spot price for jet fuel during that period, applicable fuel taxes, the cost of delivery to airports and the recognition of hedge gains or losses for the designated period. As a result of the designation of jet fuel forward contracts during 2005 at times when spot prices were generally higher than the settlement price of the contracts, Hawaiian’s reported fuel expense during 2006 will not reflect the full economic benefit of the forward contracts or the cash savings achieved by Hawaiian.

As illustrated below, Hawaiian’s average fuel expense per gallon in the first quarter of 2006 was $2.09, as a result of prevailing spot prices, taxes and the impact of jet fuel hedges designated for the quarter.

	Per Gallon Average	Aggregate
		(millions)
Spot Price (including delivery)	$1.88	$51.1
Taxes	$0.09	$2.4
Hedge Impact	$0.12	$3.4
Fuel Expense	$2.09	$56.9

Although the hedge impact on Hawaiian’s jet fuel expense resulted in a reduction in operating earnings during the first quarter of 2006, the settlement of hedges designated for the first quarter resulted in cash payments to Hawaiian from the jet fuel forward contract counterparty totaling $1.9 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2006

HAWAIIAN HOLDINGS, INC.

	By:	/s/ Peter R. Ingram
Name: Peter R. Ingram
Title: Chief Financial Officer and Treasurer